FORM 3

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person
    GOLDEN STONE GROUP LIMITED
    Drake Chambers
    P.O. Box 3321
    Road Town, Tortola
    British Virgin Islands

2.  Date of Event Requiring Statement (Month/Day/Year)
    1/23/01

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol
    Centrack International, Inc.       CENK

5.  Relationship of Reporting Person to Issuer (Check all applicable)

          Director                         X   Owner
    -----                                -----

          Officer (give title below)           Other (specify below)
    -----                                -----

6.  If Amendment, Date of Original (Month/Day/Year)

    Individual or Joint/Group Filing
      (Check Applicable Line)

           X   Form filed by One Reporting Person
         -----

               Form filed by More than One Reporting Person
         -----

Table I - Non-Derivative Securities Beneficially Owned*

1.  Title of Security (Instr. 4)
    Common Stock

2.  Amount of Securities Beneficially Owned (Instr. 4)
    51,780,178 shares

3.  Ownership Form: Direct (D) or Indirect (I)  (Instr. 5)
    (D)

4.  Nature of Indirect Beneficial Ownership (Instr. 5)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4)

2.  Date Exercisable and Expiration Date (Month/Day/Year)

3.  Title and Amount of Securities Underlying Derivative Security (Instr. 4)

4.  Conversion or Exercise Price of Derivative Security

5.  Ownership Form or Derivative Security: Direct (D) or Indirect (I)
    (Instr. 5)

6.  Nature of Indirect Beneficial Ownership (Instr. 5)


                By: George Nathanail              2/5/01
                    -------------------------------------
                    George Nathanail, as Attorney-in-Fact
                    for GOLDEN STONE GROUP LIMITED

                **Signature of Reporting Person    Date



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


____________________
* In accordance with Rule 13d-4, the filing of this statement shall not be construed as an admission that such person is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.